Exhibit 10.2

[COMPANY LETTERHEAD]

Effective Date: January 1, 2016

Mr. Jeffrey S. Serota
Chairman of the Board of Directors of SandRidge Energy, Inc.
125 Robert Kerr Avenue
Oklahoma City, OK 73102

Re: Compensation for Chairman of the Restructuring Committee

Dear Mr. Serota:

SandRidge Energy, Inc. (the “Company”) has formed a new committee of the Board of Directors (the “Board”), known as the Restructuring Committee (the “Restructuring Committee”), and you have been chosen by the Board to serve as Chairman of the Restructuring Committee (the “Restructuring Committee Chairman”). This letter agreement (this “Letter Agreement”) will outline our understanding regarding your services and compensation as the Restructuring Committee Chairman.

Term of Engagement
This Letter Agreement shall become effective as of the Effective Date set forth above and will continue in effect until such time as the Company, acting at the direction of the Board, provides you with written notice of its intent to terminate or modify this Letter Agreement (the “Term”).

Duties and Responsibilities
In your role as the Restructuring Committee Chairman, you will act as the principal spokesperson for the
Company in its restructuring negotiations with creditors, stakeholders and other constituents in connection with the Company’s potential Restructuring Transaction (as defined below), working closely with the other members of the Restructuring Committee, including the Company’s Chief Executive
Officer (the “CEO”), as well as the Company’s management team (“Management”) and legal and financial advisors. Your duties and responsibilities include, without limitation:

•
reviewing the Company’s long-term strategic alternatives, including asset sales and other restructuring alternatives and considerations and any related issues, including, without limitation, issues related to executing these initiatives in or out of a chapter 11 proceeding in respect of the Company and its subsidiaries, on an expeditious basis and provide direction to Management and the Company’s advisors with respect thereto;

•	oversight of the restructuring process of the Company, including in connection with any potential chapter 11 proceeding;

•
in consultation with Management and the Company’s legal and restructuring advisors, developing and proposing Restructuring Transactions to the Company’s stakeholders and the Board for consideration and approval, and, as approved and directed by the Board, executing upon those Restructuring Transactions;

•
in consultation with Management, the Compensation Committee, the Compensation Committee’s compensation consultant and the Company’s legal and restructuring advisors, developing and making recommendations to the Compensation Committee regarding appropriate employee retention and incentive compensation plans that the Restructuring Committee considers to be in the best interest of the Company to be implemented prior to and during any potential restructuring process;

•	working with the CEO and Management in the development and articulation of the long-term business plan of the Company upon which the Restructuring Transaction will be predicated;

•
in consultation with Management and the Company’s legal and financial advisors, presenting to the Board any proposed Restructuring Transaction that the Restructuring Committee considers to be in the best interest of the Company;

•
leading negotiations with the Company’s primary creditor constituents, including the holders of the (i) First Lien Credit Facility, (ii) 8.75% Second Lien Secured Notes (the “Second Lien Notes”), (iii) 8.75% Senior Notes due 2020, (iv) 7.5% Senior Notes due 2021, (v) 8.125% Senior Notes due 2022, (vi) 7.5% Senior Notes due 2023 (the Senior Notes referred to in clauses (iii) through (vi) are collectively referred to herein as the “Senior Notes”), (vii) 8.125% Convertible Senior Notes due 2022, (viii) 7.5% Convertible Senior Notes due 2023, (ix) 8.5% Convertible Perpetual Preferred Stock, and (x) 7.0% Convertible Perpetual Preferred Stock (the obligations referred to in clauses (i) through (x) are collectively referred to herein as the “Funded Debt and Preferred”), as well as other creditors and stakeholders, including, Oxy USA Inc.; and/or

•	providing periodic updates to the CEO and the Board as appropriate so as to keep them fully involved in and informed on all material aspects of the restructuring.

Restructuring Transaction
The Company is exploring the implementation of a “Restructuring Transaction”, which is defined as a transaction or series of transactions that constitute a recapitalization or restructuring of all or a material portion of the equity and/or debt securities and/or other indebtedness, obligations or liabilities (including, without limitation, preferred stock, partnership interests, lease obligations, trade credit facilities, collective bargaining agreements and other contract or tort obligations) of Company and/or its subsidiaries, including accrued and/or accreted interest thereon, which are outstanding as of the Effective
Date, including, without limitation, interest bearing trade debt and the Company’s Funded Debt and Preferred, which recapitalization or restructuring is effected pursuant to an exchange transaction, tender offer, a plan under the Title 11, United States Code (11 U.S.C. §§ 101 et seq.) (the “Bankruptcy Code”), a solicitation of consents, waivers, acceptances or authorizations, any change of control transaction, any refinancing, repurchase, exchange, conversion to equity, cancellation, forgiveness, retirement and/or a modification or amendment to the terms, conditions, or covenants (including, without limitation, the principal balance, accrued or accreted interest, payment term, other debt service requirement and/or financial or operating covenant) of any agreements or instruments governing any of the equity and/or debt securities and/or other indebtedness of any entity comprising the Company (such modification or amendment shall include, without limitation, any forbearance for at least 12 months with respect to any payment obligation), and/or any transaction or series of related transactions that constitute the disposition to one or more third parties (including, without limitation, any person, group of persons, partnership, corporation or other entity, and also including, among others, any of the existing owners, shareholders, employees, or creditors of any entity comprising the Company and/or the affiliates of each) in one or a series of related transactions of (a) all or a material portion of the equity securities of any entity comprising the Company or any interest held by any entity comprising the Company and/or (b) all or substantially all of the assets (including the assignment of any executory contracts) or operations of any entity comprising the Company or any joint venture or partnership or other entity formed by it, in either case, including, without limitation, through a sale or exchange of capital stock, options or assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, the formation of a joint venture, partnership or similar entity, or any similar transaction, including, without limitation, any sale transaction under Sections 363, 1129 or any other provision of the Bankruptcy Code.

Compensation

As compensation for your work as the Restructuring Committee Chairman and the commitment of your experience, expertise, and significant time in developing Restructuring Transaction alternatives and oversight of the restructuring process as outlined herein, including working with Management and the Restructuring Advisors and making recommendations to the Board with respect thereto, you will be compensated for your services through a base and additional compensation package as described below.

Base Compensation. In addition to your compensation as the Chairman of the Board, the Company will pay you at the monthly rate of $125,000.00 for your services as the Restructuring Committee Chairman, with such base compensation payable in advance within five (5) days of the start of each month commencing during the Term.

Additional Compensation. In addition to your base compensation, you will be eligible to receive additional compensation of up to $1,500,000.00, payable as follows:

•    Upon satisfaction of any of the following criteria while you are serving as Restructuring
Committee Chairman, you shall be paid the amounts specified therein:

(i) $1,000,000.00 if on or before December 31, 2016 (or such date as may be reasonably extended by the Board in its sole discretion), a Restructuring Transaction is consummated or closed and/or a binding agreement to consummate a Restructuring Transaction (e.g., a restructuring support agreement or similar agreement) is executed by the Company;

(ii) $150,000.00 if on or before March 1, 2016 (or such date as may be reasonably extended by the Board in its sole discretion), a binding agreement to consummate a Restructuring Transaction (e.g., a restructuring support agreement or similar agreement) is executed by the Company;

(iii) $150,000.00 if a Restructuring Transaction is consummated or closed by July 1, 2016 (or such date as may be reasonably extended by the Board in its sole discretion); and

(iv) $200,000.00 if prior to the filing of a petition under chapter 11 of the Bankruptcy Code, a binding agreement to consummate a Restructuring Transaction is executed by the Company and the holders of both the Company’s Second Lien Notes and Senior Notes with the requisite level of support from each of these classes of noteholders to make it reasonably likely to satisfy the requirements of a consenting class under section 1126(c) of the Bankruptcy Code.

Tail Coverage Upon Termination
If, without your written consent, the Company (I) terminates this Letter Agreement, (II) removes you as
Restructuring Committee Chairman, or (III) amends this Letter Agreement to reduce the compensation opportunities set forth above, in each case, for any reason other than due to your gross neglect of your responsibilities hereunder, the payments specified in “Additional Compensation” clauses (i) and/or (iv), respectively, shall be earned by and payable to you if within six months of such termination (but not later than December 31, 2016), the criteria set forth in clauses (i) and/or (iv), respectively, are satisfied.

Reimbursement of Out-of-Pocket Expenses
The Company will reimburse you for all reasonable out of pocket expenses, including travel related and other expenses, incurred in providing your services as the Restructuring Committee Chairman in accordance with the Company’s expense reimbursement policies applicable to senior executives of the
Company.

Comprehensive Agreement/Amendment
This Letter Agreement constitutes the final, complete and exclusive statement of the terms of your service as the Restructuring Committee Chairman and entirely supersedes any prior discussions or arrangements.

Governing Law
This Letter Agreement will be governed by and construed in accordance with the laws of the State of
Delaware.

Thank you for your assistance to the Company in this matter. If this Letter Agreement conforms to your understanding of our agreement, please sign and return same to me at your earliest opportunity.

SANDRIDGE ENERGY, INC.

Accepted and Agreed:

By:
Name:
Title:

By:      Name: Jeffrey S. Serota